EXHIBIT 1

MAPTELLIGENT, INC.

Annual Meeting of Shareholders

July 6, 2023

Final Report of the Inspector of Election

I, the undersigned, the duly appointed Inspector of Election at the Annual Meeting of Shareholders (the “Meeting”) of Maptelligent, Inc. (the “Company”), held on July 6, 2023 hereby certify that:

1)	Before entering upon the discharge of my duties as Inspector of Election at the Meeting, I took and signed an Oath of Inspector of Election.

2)	The Meeting was held online via a live audio webcast at www.virtualshareholdermeeting.com/MAPT2023, pursuant to notice duly given.

3)

At the close of business on May 11, 2023, the record date for the determination of shareholders entitled to vote at the Meeting, there were 753,377,477 shares of Common Stock with each share entitled to one vote on all matters presented at the Annual Meeting. As of the Record Date, the Company also had 98,796 shares of Series A Preferred Stock convertible into one share of Common Stock, and 20 shares of Series C Preferred Stock with voting rights equal to four times the sum of the total Common Stock shares issued and outstanding plus the total number of Preferred Series A, A-2, and B that are issued and outstanding. All classes of stock will vote as one class at the meeting with a combined 61,031,578,113 total outstanding shares. Series A Preferred Stock, once converted to Common Stock, is eligible to vote on all matters at the Annual Meeting. Series C Preferred Stock is eligible to vote on all matters at the Annual Meeting, other than the reverse stock split.

4)	At the Meeting, the holders of 36,603,596,941 shares of the Company’s Common Stock and Company’s Series C Preferred Stock were represented in person or by proxy constituting a quorum.

5)	The undersigned canvassed the votes of the shareholders cast by ballot or proxy on the matters presented at the Meeting.

6)

At the Meeting, the vote on the proposal to elect three directors to serve until the 2026 annual meeting of shareholders or until their respective successor have been elected or appointed, was as follows:

	FOR	AGAINST	ABSTAIN	BROKER NON-VOTE
Richard Ziccardi	36,285,221,299	60,356,835	43,345,694	214,673,113
Glenn Corso	36,286,454,084	51,987,378	50,482,366	214,673,113
Joseph Cosio-Barron	36,284,568,603	60,658,333	43,696,892	214,673,113

7)

At the Meeting, the vote on the proposal to ratify the appointment of Pinnacle Accountancy Group of Utah (a dba of Heaton & Company, PLLC), as the Company’s independent accountant for the fiscal year ending December 31, 2023, was as follows:

FOR	AGAINST	ABSTAIN
36,475,869,837	50,524,234	77,202,870

8)

At the Meeting, the vote on the proposal to approve an amendment to our Articles of Incorporation, as amended (the “Articles of Incorporation” or “Charter”), to effect, at the discretion of our Board of Directors, a reverse stock split of our common stock at a stock split ratio between 1-for-400 and 1-for-600, with the ultimate ratio to be determined by the Board of Directors in its sole discretion (the “Reverse Stock Split”), the implementation and timing of which shall be subject to the discretion of the Board of Directors., was as follows:

Only holders of the Company’s Common Stock are eligible to vote on this proposal.

FOR	AGAINST	ABSTAIN
218,678,045	207,360,225	10,697,567

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IN WITNESS WHEREOF, I have made this Final Report and have been hereunto set my hand this 6th day of July 2023.

Broadridge Financial Solutions, Inc.                              .

Investor Communication Solutions

Janice W. Castillo

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